EXHIBIT 10.93

SECOND AMENDMENT TO AGREEMENT OF SALE AND PURCHASE

THIS SECOND AMENDMENT TO AGREEMENT OF SALE AND PURCHASE (“Amendment”) made this 15th day of September, 2006 by and between MACK-CALI REALTY, L.P., a limited partnership organized under the laws of the State of Delaware having an address c/o Mack-Cali Realty Corporation, 11 Commerce Drive, Cranford, New Jersey 07016 (“Seller”) and WESTCORE PROPERTIES AC, LLC, a limited liability company organized under the laws of the State of Delaware having an address at 4445 Eastgate Mall, Suite 210, San Diego, California 92121(“Purchaser”).

WITNESSETH:

WHEREAS, Seller and Purchaser have entered into a certain Agreement of Sale and Purchase, dated August 3, 2006 (the “Original Agreement”), and that certain First Amendment to Agreement of Sale and Purchase entered into as of September 6, 2006 (the “First Amendment”, and together with the Original Agreement, the “Purchase Agreement”) with respect to the sale and purchase of real property situated in Colorado as more fully set forth in the Original Agreement.

WHEREAS, the Seller and Purchaser have agreed to amend the Purchase Agreement as more fully set forth hereinbelow;

NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.             Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Original Agreement.

2.             The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

a.             Title Company shall be irrevocably and unconditionally committed to issue the Title Policy (or title policies) in the form of proforma policies issued by Title Company from September 14, 2006, to September 18, 2006.

b.             With respect to the ground lease for the Property located at 400 South Colorado, Purchaser shall have received an estoppel certificate as contemplated in the 1983 Addendum to such ground lease signed by the ground lessor thereunder, dated not more than forty-five (45) days prior to Closing (unless the Scheduled Closing Date has been extended by Purchaser pursuant to the Original Agreement) and indicating, to the knowledge of the ground lessor, that there are no uncured defaults under such ground lease by the ground lessee thereunder (the “Ground Lease Estoppel”).  In the event that on or before Closing Purchaser shall have not received the Ground Lease Estoppel, Purchaser shall have the option to terminate the Purchase Agreement with respect to 400 South Colorado upon notice to Seller.  In the event that Purchaser terminates the Purchase Agreement with respect to 400 South Colorado, the Purchase Price will be reduced by $12,306,973 (i.e., the product of (i) $98.13 per square foot, and (ii) 125,415 square foot of space), notwithstanding the allocated purchase price for such property set forth on Exhibit K of the Original Agreement.

3.             Subject to the limitations of Section 8.3 of the Original Agreement, Seller represents and warrants to Purchaser the following:

a.             With respect to the property located at 303 South Technology Court B (also called Interlocken 1-B), Broomfield, Broomfield County, Colorado, to Seller’s Knowledge, Interlocken, Ltd., a Colorado limited partnership (“Interlocken”), did not exercise its repurchase option under that certain Special Warranty Deed dated June 20, 1996, executed by Interlocken in favor of Pacifica Development Properties II Limited Liability Company, a Colorado limited liability company, as of June 20, 1996, and recorded on June 25, 1996, in the Official Records of Boulder County, Colorado, as Reception No. 01620061.

b.             With respect to the property known as Hill Top Land Site (2) located in Littleton, Colorado, under that certain Second Amended and Restated Declaration of Covenants, Conditions and Restriction of South Park dated as of June 26, 1995, recorded on July 13, 1992, in Book 6538, Page 604, of the Official Records of Arapahoe County, Colorado, to Seller’s Knowledge, the “Declarant” thereunder has not exercised the repurchase right described in Article 5 thereof.

4.             With respect to those title exceptions for which Purchaser requested a “Title Estoppel” in that certain letter dated as of September 6, 2006 from Barbara J. Jurgens at Pircher, Nichols & Meeks to Mack-Cali Realty Corporation (the “Estoppel Exceptions”), Seller shall use commercially reasonable efforts to assist Purchaser in obtaining an estoppel certificate and/or certificates of compliance containing no statement of any unpaid assessment or material default; provided, however, that the failure to obtain any Title Estoppel shall not constitute the failure to satisfy a condition precedent to Closing. In the event that Seller and Purchaser are unable to obtain any Title Estoppel, Seller shall provide a representation and warranty to Purchaser at Closing, that (i) there are no unpaid assessments or other payments due and owing pursuant to the relevant recorded document, (ii) Seller has received no written notice of any material default or breach under the applicable Estoppel Exception, and (iii) to Seller’s knowledge, there is no material default or breach under the applicable Estoppel Exception. The foregoing representation and warranty shall be subject to the limitations of Section 8.3 of the Original Agreement

5.             Subject to Section 2 above, Purchaser hereby acknowledges that it has completed its title and survey review and waived its right to terminate the Purchase Agreement pursuant to Section 6.3 of the Original Agreement

6.             Whenever required by the context of this Amendment, the singular will include the plural and the masculine will include the feminine and vice versa.  This Amendment will not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same.  All exhibits and schedules referred to in this Amendment are attached and incorporated by this reference, and any capitalized term used in any exhibit or schedule which is not defined in such exhibit or schedule will have the meaning attributable to such term in the body of this Amendment.

7.         This Amendment may be executed in multiple counterparts, each of which, when assembled to include a signature for each party contemplated to sign this Amendment, will constitute a complete and fully executed Amendment.  All such fully executed counterparts will collectively constitute a single agreement.  If a party to this Amendment delivers via telecopier or pdf e-mail a copy of this Amendment executed by such party, it shall have the same legal effect as the delivery of an original executed counterpart of the Amendment.

8.         Except as amended hereby, the Purchase Agreement continues unmodified and in full force and effect.

IN WITNESS WHEREOF, Seller and Purchaser have respectively executed this Amendment as of the Effective Date.

PURCHASER:

WESTCORE PROPERTIES AC, LLC

By:	/s/ Donald Ankeny
Name:	Donald Ankeny
Title:	President

SELLER:

MACK-CALI REALTY, L.P.

By:	Mack-Cali Realty Corporation,
its general partner

By:	/s/ Mitchell E. Hersh
Name:	Mitchell E. Hersh
Title:	President and Chief Executive Officer